"D"

FORM NO. 7a **Registration No. 42302**

BERMUDA

CERTIFICATE OF DEPOSIT OF MEMORANDUM OF INCREASE OF SHARE CAPITAL

THIS IS TO CERTIFY that a Memorandum of Increase of Share Capital
of

BW LPG Limited

was delivered to the Registrar of Companies on the **31st** day of **October 2013** in accordance with section 45(3) of ***the Companies Act 1981*** ("the Act").

Given under my hand and Seal of the REGISTRAR OF COMPANIES this **6th** day of **November 2013**

for **Registrar of Companies**

Capital prior to increase:	US$	10,000.00
Amount of increase:	US$	1,610,000.00
Present Capital:	US$	1,620,000.00